                                                                EXHIBIT A

                              ARTICLES OF AMENDMENT

                                       of

                               SEDONA CORPORATION

                            STATEMENT OF DESIGNATION

                                       of

                  CLASS A, SERIES F CONVERTIBLE PREFERRED STOCK

                  Sedona Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Articles of Incorporation (the "Articles of Incorporation"), of the Corporation and in accordance with Section 1522 of the Business Corporation Law of the Commonwealth of Pennsylvania, the Board of Directors of the Corporation adopted the following resolution establishing a series of 1,000 shares of Preferred Stock of the Corporation designated as "Class A, Series F Convertible Preferred Stock":

                  RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation, a series of Preferred Stock, par value $2.00 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

                  There shall be a series of Preferred Stock designated as "Class A, Series F Convertible Preferred Stock" and the number of shares constituting such series shall be 1,000, subject to adjustment as provided herein. Such series is referred to herein as the "Series F Convertible Preferred Stock".

                  1. Voting. The holders of shares of Series F Convertible Preferred Stock shall not be entitled to any vote with respect to such shares on any question or matter, except as expressly set forth herein or as required by applicable law.

                  2. Dividends. Except as otherwise provided in this paragraph 2, the holders of shares of Series F Convertible Preferred Stock shall not be entitled to receive dividends. The holders of the Series F Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends on the Common Stock paid solely in additional shares of Common Stock, except as provided in subparagraph 4D(4)) are paid with respect to the Common Stock (treating each share of Series F Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series F Convertible Preferred Stock is then convertible).

                                                                EXHIBIT A

                  3. Liquidation, Dissolution and Winding-up.

                  3A. Subject to adjustment as set forth in paragraph 3C below, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series F Convertible Preferred Stock shall be paid an amount equal to $1,000.00 per share (the "Original Purchase Price") (which amount shall be subject to equitable adjustment whenever there shall occur a stock split combination, reclassification or other similar event involving the Series F Convertible Preferred Stock) plus, in the case of each share, an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available, before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series F Convertible Preferred Stock, such amount payable with respect to one share of Series F Convertible Preferred Stock being sometimes referred to as the "Series F Liquidation Preference Payment" and with respect to all shares of Series F Convertible Preferred Stock being sometimes referred to as the "Series F Liquidation Preference Payments." If upon any liquidation, dissolution, or winding up of the Corporation, the assets to be distributed to the holders of the Series F Convertible Preferred Stock shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to holders of the Series F Convertible Preferred Stock shall be distributed to such holders of the Series F Convertible Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the number of shares of Series F Convertible Preferred Stock held by such holder bears to the total number of shares of Series F Convertible Preferred Stock then outstanding. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series F Convertible Preferred Stock.

                  3B. Upon any liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series F Convertible Preferred Stock shall have been paid in full the Series F Liquidation Preference Payments or funds necessary for such Series F Liquidation Preference Payments shall have been set aside by the Corporation in trust for the account of holders of the Series F Convertible Preferred Stock so as to be available for such Series F Liquidation Preference Payments, the holders of the Series F Convertible Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

                  3C. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Series F Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The
(x) consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a wholly-owned subsidiary or merger in which the Corporation is the surviving Corporation and the holders of the Corporation's voting stock

                                                                EXHIBIT A


outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction), (y) the sale or transfer by the Corporation of all or substantially all its assets, or (z) the sale or transfer by the Corporation's stockholders of more than 50% in voting power of the Corporation's capital stock, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 3.

Whenever the distributions provided for in this paragraph 3 shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

                  4. Conversion. The holders of shares of Series F Convertible Preferred Stock shall have the following conversion rights:

                  4A. Right to Convert. Subject to the terms and conditions of this paragraph 4, the holder of any share or shares of Series F Convertible Preferred Stock shall have the right (the "Conversion Right"), at its option, to convert any such shares of Series F Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series F Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series F Convertible Preferred Stock so to be converted by the Original Purchase Price, plus a premium on such Original Purchase Price accruing at a rate equal to eight percent (8%) per annum (the "Original Purchase Price Premium"), and (ii) dividing the result by the conversion price of $1.41, or in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 4, then by the conversion price as last adjusted and in effect at the date any share or shares of Series F Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Series F Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series F Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series F Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  4B. Issuance of Certificates; Time Conversion Effected. Subject to the limitations in paragraph 4P, promptly after the receipt of the written notice referred to in paragraph 4A and surrender of the certificate or certificates for the share or shares of Series F Convertible Preferred Stock to be converted, but in no event later than ten (10) trading days following the Conversion Date (as defined below), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series F Convertible Preferred Stock. In the event the limitations in paragraph 4P do not apply and the Corporation fails to deliver the

                                                                EXHIBIT A


proper documentation to the Corporation's transfer agent such that the transfer agent may deliver to the holder such shares of Common Stock within such 10-trading day period, the Corporation shall be obligated to pay to the holder a late payment fee of (i) $100 for each $10,000 of shares of Series F Convertible Preferred Stock so converted (determined by multiplying such shares of Series F Convertible Preferred Stock by the Series F Conversion Price then in effect) per day for each of the first five (5) trading days following the specified date of delivery and (ii) $300 for each $10,000 of shares of Series F Convertible Preferred Stock so converted (determined by multiplying such shares of Series F Convertible Preferred Stock by the Series F Conversion Price then in effect) per day thereafter. To the extent permitted by law, such conversion shall be deemed to have been effected and the Series F Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid (the "Conversion Date"), and at such time the rights of the holder of such share or shares of Series F Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  4C. Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of Series F Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series F Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph 4A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series F Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 4C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series F Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in reference to the closing price of the Corporation's Common Stock on the Nasdaq SmallCap Market (or such other quotation system or securities exchange upon which the Corporation's Common Stock is then traded) on the Conversion Date, and based upon the aggregate number of shares of Series F Convertible Preferred Stock surrendered by any one holder of conversion into Common Stock.

                  4D. Adjustment of Series F Conversion Price Upon Issuance of Common Stock. For a period not to exceed eighteen (18) months after the Closing Date (as defined in the Purchase Agreement), except as provided in paragraphs 4F and 4G, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 4D(1) through 4D(7), deemed to have been issued or sold, any shares of Common Stock for a consideration per share less than the lesser of (x) the Series F Conversion Price in effect immediately prior to the time of such issue or sale, (such number being appropriately adjusted to reflect the occurrence of any event described in paragraph 4G), and (y) the closing price of the Corporation's Common Stock on the Nasdaq SmallCap Market (or such other quotation system or securities exchange upon which the Corporation's Common Stock is then traded) on the date of such issue or sale, then, forthwith upon such issue or sale, the Series F Conversion Price shall be reduced to the price determined by dividing (i) the aggregate consideration received by the Corporation upon such issue or sale by
(ii) the total number of shares of Common Stock issued upon such issue or sale. The provisions of this paragraph 4D may be waived in any instance, without a meeting, prospectively or retroactively, by the holders of Series F Convertible Preferred Stock by obtaining the approval of the holders of Series F Convertible Preferred Stock in the manner prescribed by paragraph 4.

                  For purposes of this paragraph 4D, the following subparagraphs 4D(1) to 4D(7) shall also be applicable:

                  4D(1) Issuance of Rights or Options. Except for the Reserved Shares, in case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series F Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 4D(3), no adjustment of the Series F Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  4D(2) Issuance of Convertible Securities. Except for the Reserved Shares, in case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to

                                                                EXHIBIT A

exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series F Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 4D(3), no adjustment of the Series F Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series F Conversion Price have been or are to be made pursuant to other provisions of this paragraph 4D, no further adjustment of the Series F Conversion Price shall be made by reason of such issue or sale.

                  4D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 4D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4D(1) or 4D(2), or the rate at which Convertible Securities referred to in subparagraph 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series F Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series F Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series F Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Series F Conversion Price then in effect hereunder shall forthwith be increased to the Series F Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                  4D(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to paragraph 4G), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration and the Series F Conversion Price then in effect shall be

                                                                EXHIBIT A

appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series F Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.

                  4D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                  4D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  4D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph 4D.

                  4E. Adjustment of Series F Conversion Price to Conversion Date Price. In the event the average of the closing prices of the Common Stock on the Nasdaq SmallCap Market (or such other quotation system or securities exchange upon which the Corporation's Common Stock is then traded) as reported by the Nasdaq Stock Market for the consecutive 25-trading day period immediately preceding the Conversion Date (the "Conversion Date Price") is less than the then existing Series F Conversion Price, the Series F Conversion Price shall be immediately adjusted to equal the Conversion Date Price, provided, however, that in no event shall the Conversion Date Price be deemed to be less than $1.00.

                  4F. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series F Conversion Price in the case of the issuance of
(i) shares of Common Stock issuable upon conversion of the Series F Convertible Preferred Stock and (ii) Reserved Shares.

                                                                EXHIBIT A

                  4G. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series F Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Series F Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  4H. Reorganization or Reclassification. Subject to paragraph 3C, if any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction (any such transaction being referred to herein as an "Organic Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series F Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series F Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series F Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  4I. Notice of Adjustment. Upon any adjustment of the Series F Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Series F Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series F Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  4J. Other Notices. In case at any time:

                  (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                                                                EXHIBIT A

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Series F Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  4K. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series F Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series F Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series F Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

                  4L. No Reissuance of Series F Convertible Preferred Stock. Shares of Series F Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                  4M. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series F Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series F Convertible Preferred Stock which is being converted.

                                                                EXHIBIT A

                  4N. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  4O. Definition of Common Stock. As used in this paragraph 4, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $0.001 per share, as constituted on the date of filing of these terms of the Series F Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series F Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in paragraph 4H.

                  4P. Limitations on Conversion.

                  (a) The holder of any share or shares of Series F Convertible Preferred Stock shall not be entitled to exercise the Conversion Right set forth in paragraph 4A prior to the Anniversary Date (as defined in the Purchase Agreement), provided, however, that the foregoing restriction shall not be applicable if any of the following events occurs:

                  (i) a public announcement of a Change of Control (as defined in paragraph 6(a) hereof); or

                  (ii) a material adverse change in the Corporation's business or condition (financial or otherwise).

                  (b) The aggregate number of shares of Common Stock issuable upon conversion of the Series F Convertible Preferred Stock and the Warrants (as defined in the Purchase Agreement) shall not exceed 19.9% of the Corporation's issued and outstanding capital stock as of the Closing Date (as defined in the Purchase Agreement) without first obtaining stockholder approval as required by NASD Rule 4310(c)(25)(H)(i).

                  4Q. Mandatory Conversion. All outstanding shares of Series F Convertible Preferred Stock shall automatically convert to shares of Common Stock on the third anniversary of the Closing Date (as defined in the Purchase Agreement).

                  5. Right of First Refusal.

                  (a) Subject to paragraph 5(e), for so long as any shares of Series F Convertible Preferred Stock remain outstanding during the twelve (12) month period after the

                                                                EXHIBIT A

Closing Date (as defined in the Purchase Agreement), the Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, in any case whether from treasury shares, from the issuance of authorized but unissued shares or otherwise, any (i) shares of Common Stock, (ii) any Convertible Securities, or
(iii) any Options unless, in each case, the Corporation shall have first offered to sell to each Eligible Purchaser (as defined in subparagraph (f) below) such Eligible Purchaser's Proportionate Percentage (as defined in subparagraph (f) below) of such securities (the "Offered Securities") at a unit price and on such other terms as shall have been specified by the Corporation in a written offer delivered to such Eligible Purchasers (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of 10 days from the date it is delivered by the Corporation to the Eligible Purchasers.

                  (b) Notice of each Eligible Purchaser's intention to accept an Offer made pursuant to subparagraph (a) above shall be evidenced by a writing (the "Notice of Acceptance") signed by such Eligible Purchaser and delivered to the Corporation prior to the end of the 10-day period of such Offer, setting forth the portion of the Offered Securities which such Eligible Purchaser elects to purchase. If any Eligible Purchaser fails to subscribe for all of its Proportionate Percentage of the Offered Securities to be sold, the participating Eligible Purchasers shall be entitled to purchase the balance of that Eligible Purchaser's Proportionate Percentage in the same proportion in which they were first entitled to purchase the Offered Securities (excluding for purposes of the computation of such proportions such Eligible Purchasers subscribing for less than their respective Proportionate Percentages). The Corporation shall by written notice notify each Eligible Purchaser five days following the expiration of the 10-day period described above of the amount of Offered Securities which each Eligible Purchaser may purchase pursuant to the foregoing sentence and each Eligible Purchaser shall then have five (5) additional days from the delivery of such notice to indicate such additional amount, if any, that such Eligible Purchaser wishes to purchase. This process shall be repeated until one or more such Eligible Purchasers have agreed, or no one or more such Eligible Purchasers have agreed, to accept the Offer with respect to all of the Offered Securities.

                  (c) In the event that Notices of Acceptance are not given by the Eligible Purchasers in respect of all of the Offered Securities, the Corporation shall have 90 days from the expiration of the later of the foregoing 10 or 5 day period, whichever is applicable, to sell or enter into an agreement to sell all or any part of the Offered Securities as to which a Notice of Acceptance has not been given by the Eligible Purchasers (the "Refused Securities") to any other person or persons, on terms and conditions, including, without limitation, unit price, which are no more favorable to such other person or persons or less favorable to the Corporation and the Eligible Purchasers which have given Notices of Acceptance than those set forth in the Offer. Upon the closing of the sale of the Refused Securities, each applicable Eligible Purchaser shall purchase from the Corporation, and the Corporation shall sell to each applicable Eligible Purchaser, the Offered Securities in respect of which a Notice of Acceptance was delivered to the Corporation by such Eligible Purchaser, on the terms specified in the Offer.

                  (d) Any Offered Securities not purchased by the Eligible Purchasers or other person or persons in accordance with subparagraph (c) above may not be sold or otherwise disposed of until they are again offered to the Eligible Purchasers under the procedures specified in subparagraphs (a), (b) and
(c) hereof.

                                                                EXHIBIT A

                  (e) The rights of the Eligible Purchasers under this provision shall not apply to the following securities (the "Excluded Securities"):

                  (i) Reserved Shares;

                  (ii) shares of Common Stock issued as a stock dividend or upon any subdivision or combination of shares of Common Stock;

                  (iii) shares of Common Stock issued upon the conversion of the Series F Convertible Preferred Stock;

                  (iv) securities of the Corporation issued in connection with the acquisition of all or part of another entity or in connection with a joint venture or such other strategic investment;

                  (v) securities of the Corporation to be offered and sold to the public through underwriters pursuant to a registration statement under the Securities Act of 1933, as amended; and

                  (vi) the warrant that may be issued under Section 6.8 of the Purchase Agreement and the shares of Common Stock issued upon the exercise of that warrant (or warrants).

                  (f) For purposes hereof, the following terms shall have the following respective meanings:

                  (i) "Eligible Purchasers" shall mean any and all holders of shares of Series F Convertible Preferred Stock; and

                  (ii) "Proportionate Percentage" shall mean, as to an Eligible Purchaser, that percentage which expresses the ratio which (x) the number of outstanding shares of Series F Convertible Preferred Stock then beneficially owned by such Eligible Purchaser bears to (y) the then aggregate number of outstanding shares of Series F Convertible Preferred Stock.

                  6. Definitions. As used herein, the following terms shall have the following meanings:

                  (a) The term Change of Control shall mean (i) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that any "person" or "group" (within the meaning of sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the

                                                                EXHIBIT A

"beneficial" owners (as defined in rule 13(d)(3) under the Securities Exchange Act of 1934) of more than 50 percent (50%) of the total aggregate voting power of all classes of the voting stock of the Corporation and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, or (ii) a sale of assets constituting all or substantially all of the assets of the Corporation (determined on a consolidated basis).

                  (b) The term "Purchase Agreement" shall mean, collectively, the Series F Convertible Preferred Stock Purchase Agreements to be entered into on or about the date these Articles of Amendment become effective by and between the Corporation and Oscar L. Tang and the Corporation and The Tang Fund.

                  (c) The term "Reserved Shares" shall mean (i) (A) 3,000,000 shares of Common Stock which are reserved for issuance to key employees, non-employee directors and consultants of the Corporation under the Corporation's 1992 Long-Term Incentive Plan, as amended, (B) 500,000 shares of Common Stock which are reserved for conversion of the outstanding Class A Preferred Stock, Series A, par value $2.00 per share (the "Series A Preferred Stock"), (C) 1,648,915 shares of Common Stock which remain reserved for conversion of the outstanding Series E Preferred Stock ("Series E Preferred Stock"), (D) 2,754,322 shares of Common Stock which are reserved for exercise of warrants issued in connection with the Series E Preferred Stock, (E) approximately 939,130 shares of Common Stock which are reserved for conversion of the Series B Convertible Preferred Stock, (F) 3,000,016 shares of Common Stock which are reserved for the exercise the exercise of outstanding warrants issued in connection with the Class A Preferred Stock, Series D (the "Series D Preferred Stock"), (G) 3,923,043 shares of Common Stock which are reserved for the exercise of other outstanding warrants, including warrants issued in connection with the Class A Preferred Stock, Series C (the "Series C Preferred Stock") and (H) 1,000,000 shares of Common Stock which are reserved for conversion of the Series F Convertible Preferred Stock; (ii) 2,000,000 shares of Class B Preferred Stock, none of which are issued and outstanding or available for reissuance; and (iii) 1,000,000 shares of Class A Preferred Stock, (A) 500,000 shares of which have been designated Series A Preferred Stock, all of which are issued and outstanding, (B) 5,000 shares of which have been designated Series B Stock, 1,000 shares of which are issued and outstanding, (C) 5,200 shares of which have been designated Series E Preferred Stock, 2,313 shares of which are issued and outstanding, (D) 125,000 shares of which have been designated as Series C Preferred Stock, none of which are issued and outstanding or available for reissuance, (E) 3,300 shares of which have been designated as Series D Preferred Stock, none of which are issued and outstanding or available for reissuance, and (F) 1,000 shares of which have been designated Series F Convertible Preferred Stock, all of which are issued and outstanding. All of the foregoing are subject to adjustment to reflect an event described in paragraph 4G hereof.


                                   * * * * * *